Exhibit 99.1

                   Perma-Fix Environmental Services Announces
           18.6% Increase in Revenue Compared to First Quarter of 2002

ATLANTA, GA, May 6, 2003-- Perma-Fix Environmental Services, Inc. (NASDAQ: PESI; Boston) (Germany: PES.BE) today announced results for the quarter ended March 31, 2003.

Highlights for the quarter, as compared to the first quarter of last year:

- Revenue increased 18.6% to $19.5 million compared to $16.5 million last year

- Nuclear segment revenue increased 16.6% to $8.4 million

- Industrial segment revenue increased 22.8% to $10.2 million

- Gross margin as a percent of revenue improved from 19.1% to 25.9%

- SG&A as a percent of revenue declined from 25.3% to 22.4%

- Income from operations was $681,000 versus a loss of $1.0 million

- EBITDA increased to $1.8 million compared to $12,000 last year (see reconciliation table)

- Net loss improved to $431,000 versus $2.0 million last year

Dr. Louis F. Centofanti, Chairman and Chief Executive Officer, stated, "We are extremely pleased with our solid financial improvement during the first quarter, traditionally our weakest period. Revenue increased substantially in both our nuclear and industrial segments. We are especially pleased with the 22.8% improvement in our industrial segment, which we achieved despite an unseasonably cold winter and the continued economic weakness affecting our industrial customers. Importantly, we have only begun to penetrate the enormous market for our industrial and nuclear waste technologies. We expect to see continued growth and profitability for 2003."

Revenues for the quarter were $19.5 million, compared to $16.5 million for the same period last year, an increase of 18.6%. Revenues for the nuclear segment were $8.4 million for the quarter, reflecting an increase of 16.6% over the same quarter of 2002. Revenues for the industrial segment were $10.2 million for the quarter, reflecting an increase of 22.8% over the same quarter of 2002. Net loss for the quarter was approximately $0.4 million or $.01 per share as compared to a net loss of $2.0 million or $.06 per share for the quarter ended March 31, 2002.

EBITDA for the three months ended March 31, 2003, was $1,821,000, an increase of $1,809,000 over the prior year total of $12,000. EBITDA is defined as earnings before interest, taxes, depreciation and amortization, and is presented as income from operations excluding depreciation and amortization. EBITDA also excludes certain, non-operating, "Other" expenses. EBITDA is not a measure of financial performance under generally accepted accounting principles, but is provided as information for certain investors for analysis purposes. Below is a reconciliation of operating income to EBITDA for the first quarter ended March 31, 2003, and 2002.

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
Perma-Fix Environmental Services, Inc.
May 6, 2003
Page 2 of 3


                                                          Three Months Ended
                                                               March 31,
                (amounts in thousands)                   2003             2002
                ---------------------------------------------------------------
                Income (loss) from operations          $   681          $(1,015)
                Add: Depreciation & Amortization         1,140            1,027
                                                       -------          -------
                EBITDA                                 $ 1,821          $    12
                                                       =======          =======

Perma-Fix Environmental Services, Inc. is a national environmental services company, providing unique mixed waste and industrial waste management services. The Company has increased its focus on the nuclear services segment, which provides radioactive and mixed waste treatment services to hospitals, research laboratories and institutions, numerous federal agencies including the Departments of Energy and Defense and nuclear utilities. The industrial services segment provides hazardous and non-hazardous waste treatment services for a diverse group of customers including Fortune 500 companies, numerous federal, state and local agencies and thousands of smaller clients. The Company operates nine major waste treatment facilities across the country.

This press release contains "forward-looking statements" which are based largely on the company's expectations and are subject to various business risks and uncertainties, certain of which are beyond the company's control. Forward-looking statements include, but are not limited to, the information concerning possible or assumed future results of operations of the company, and the expectation for continued growth and profitability for 2003. These forward-looking statements are intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. While the company believes the expectations reflected in this news release are reasonable, it can give no assurance such expectations will prove to be correct. There are a variety of factors which could cause future outcomes to differ materially from those described in this release, including without limitation, future economic conditions, industry conditions, competitive pressures, the ability of the company to apply and market its technologies, neither the government nor any party which has granted the Company a material contract terminates their contract prior to expiration of the term of the contract, the DOE's failure to abide by or comply with the Broad Spectrum contracts or to deliver waste as anticipated, the continued acceptance of our new wastewater technology and the affect of any acquisition by the Company during 2003. The company makes no commitment to disclose any revisions to forward-looking statements, or any facts, events or circumstances after the date hereof that bear upon forward-looking statements.

       Please visit us on the World Wide Web at http://www.perma-fix.com.

                             FINANCIAL TABLE FOLLOWS

Contacts:

Dr. Louis F. Centofanti, Chairman and CEO         David Waldman/John Nesbett
Perma-Fix Environmental Services, Inc.            Lippert/Heilshorn & Associates
(404) 847-9990                                    dwaldman@lhai.com
                                                  (212) 838-3777

                                                  Herbert Strauss-European
                                                  investor relations
                                                  herbert@eu-ir.com
                                                  +43 316 296 316 1

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
Perma-Fix Environmental Services, Inc.
May 6, 2003
Page 3 of 3


PERMA-FIX ENVIRONMENTAL SERVICES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

                                                                     Three Months Ended
                                                                          March 31,
                                                                 -------------------------

(Amounts in Thousands, Except for Per Share Amounts)               2003             2002
------------------------------------------------------------------------------------------
Net revenues                                                     $ 19,518         $ 16,451
Cost of goods sold                                                 14,457           13,311
                                                                 --------         --------
       Gross profit                                                 5,061            3,140

Selling, general and administrative expenses                        4,380            4,155
                                                                 --------         --------
       Income (loss) from operations                                  681           (1,015)

Other income (expense):
       Interest income                                                  2                5
       Interest expense                                              (702)            (705)
       Interest expense-financing fees                               (301)            (257)

       Other                                                          (65)             (27)
                                                                 --------         --------
              Net loss                                               (385)          (1,999)

Preferred Stock dividends                                             (46)             (31)
                                                                 --------         --------

              Net loss applicable to Common Stock                $   (431)        $ (2,030)
                                                                 ========         ========

------------------------------------------------------------------------------------------

EBITDA                                                           $  1,821         $     12
                                                                 ========         ========
------------------------------------------------------------------------------------------
Net loss per common share:
               Basic                                             $   (.01)        $   (.06)
                                                                 ========         ========
               Diluted                                           $   (.01)        $   (.06)
                                                                 ========         ========
Number of shares and potential common shares
     used in computing net loss per common share:
               Basic                                               34,605           34,057
                                                                 ========         ========
               Diluted                                             34,605           34,057
                                                                 ========         ========

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